Exhibit 5

Tamara L. Linde Executive Vice President and General Counsel ____________	PSEG Power LLC 80 Park Plaza, T4, Newark, NJ 07102-4194 tel: 973-430-8058 fax: 973-639-0741

June 6, 2018

PSEG Power LLC

80 Park Plaza

P.O. Box 1171

Newark, NJ 07101-0570

Re:	PSEG Power LLC
Registration Statement on Form S-3 (No. 333-221640)

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale by PSEG Power LLC (the “Company”), of $700,000,000 aggregate principal amount of its 3.850% Senior Notes due 2023 (the “Notes”) pursuant to (i) the Company’s Registration Statement on Form S-3, Registration No. 333-221640 (the “Registration Statement”); (ii) the base prospectus constituting a part of the Registration Statement, dated November 17, 2017 (the “Base Prospectus”), relating to the offering from time to time of certain debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”); and (iii) the prospectus supplement, dated June 4, 2018 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Notes are fully and unconditionally guaranteed, on a joint and several basis (the “Guarantees”), by PSEG Fossil LLC, PSEG Nuclear LLC and PSEG Energy Resources & Trade LLC (collectively, the “Guarantors”). The Notes and the Guarantees were issued under the Indenture, dated as of April 16, 2001 (as amended and supplemented to the date hereof, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”).

I, or members of my staff, have examined the Registration Statement, the Prospectus, the Indenture, the global certificates representing the Notes (including the notation of each Guarantee thereon) and such other agreements, instruments, documents and records and such certificates or comparable documents of public officials which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Based on such examination, I am of the opinion that:

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1. The Notes, assuming the due authentication thereof by the Trustee pursuant to the Indenture, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Guarantees, assuming the due authentication of the Notes by the Trustee pursuant to the Indenture, constitute valid and binding obligations of each Guarantor, enforceable against such Guarantor in accordance with its terms.

With respect to enforcement, the above opinions are qualified to the extent that enforcement of the Indenture, the Notes and the Guarantees may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinions are given as of the date hereof and are limited to matters arising under the limited liability company laws of the State of Delaware and the laws of the State of New York as in effect on the date hereof and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ Tamara L. Linde

Tamara L. Linde
Executive Vice President and General Counsel